Lausanne, February 12,2012

FULL CORPORATE OFFER

Goldspan Resources Inc (Goldspan)
To the attention of:
Leon M.Caldwell, President & CFO

Referring to your Power of Attorney and discussions held on the proposed joint venture between your organization and New African Business Corporation SA (NABC SA), KOUASSI-DATEKRO MANGANESE MINE and after different meetings and e-mails,

Whereas, NABC SA Mining Company in Cote d'ivoire. The territory under option licensed to NABC SA is known as Kouassi Datekro and covers 1817 km2.

Whereas, The Wingspan Foundation, (Wingspan), a private Panama corporation is engaged in project funding and business development, with the ability to fund business development through formation of joint ventures or strategic alliances for its own account and has signed a JV/FCO agreement with NABC SA.

Whereas, NABC SA herein referred to as the Mining Company, irrevocably confirmed with corporate responsibility and under penalty of perjury that they are ready, willing and able to establish a joint venture with Wingspan, on the basis of their mining research license for manganese, at Kouassi Datekro in Cote d'ivoire.

Whereas, under the conditions hereinafter, Wingspan is willing to sell to GoJdspan 35% of JV/FCO it signed with NABC SA,:

1. Mine affected by the joint venture project

Only the manganese mine of Kouassi Datekro is affected by this joint venture project.

2. Due diligence
Goldspan must perform to its satisfaction a full due diligence on the legal, technical and economic Permit within forty five (45) days, from the date of this offer to the signing of the Partnership Agreement/JV. This Due Diligence commences in Abidjan with David Hedderly Smith and Georges Oswald on February 29th. 2010

3. Further studies

In case of satisfactory due diligence, Goldspan shall, within six (06) months from the date of signing the Partnership Agreement, conduct at its own expense, additional exploration work including surveys for evaluate all reserves to permit a bankable feasibility study. This additional work will be diligently performed with the caveat of the chosen geological foreign firm being able to do all works required within that time frame. Preliminary talks have been held with the Palym Group.

4. Participation rights in the Kouassi Datekro's manganese mine operating company
Goldspan shall pay to the Wingspan Foundation an entrance fee estimated at US 8,400,000 (say eight million four hundred thousand US Dollars), determined on the basis of assessment of current potential resources and production potential, with a view to acquire the right to participate in the Kouassi Datekro's manganese mine operating company.

Goldspan has to pay to Wingspan Foundation the amount of US 2,000,000 (say two million US Dollars), within 04 business days after signing the joint venture agreement. This amount will be deducted from the entrance fee of EUR 6,000,000 (say six million Euros). It represents 1M Euros to NABC and 450K Euros towards Further studies as per 3.

The balance of the entrance fee (6,000,000 Euros - 1,000,000 Euros = 5,000,000 Euros, (say five million Euros, US Dollar at 1.4US/Euro), must be paid by Goldspan, within 04 business days, once the full feasibility study (geological report, bankable feasibility study, environmental impact study, social and danger study, noise study, geophysics, exploration drilling, etc ... ), is completed and reflects 12 years production capacity at 200,000 tons/year, to Wingspan. This study should be completed within 6 months following the signature of the joint venture agreement and should not exceed 6 months.

It is understood that Goldspan must fulfill these preconditions, prior to the establishment of the Mining Operating Company of Kouassi Datekro.

5. distribution of shares of capital stock

The dispatching of capital of the KOUASSI-DATEKRO mining operating Company proposed by NABC SA is the following:

•	25% NABC SA
•	30% Wingspan Foundation
•	35% Goldgspan Resources
•	10% Government of Cote d'ivoire

6. investments

The mining Operating Company shall undertake to make the following investments:

•	Development and construction of the mine with all the associated infrastructures;
•	enrichment manganese plant;
•	Acquisition logistics including transport equipments;
•	The socio-economic infrastructures for the village communities bordering the mine.

7. Validitv of this offer

This Full Corporate offer is valid for 07 days (say seven days). Beyond this limit, it becomes obsolete. Goldgspan must confirm by scanned letter to Wingspan its acceptance of this FCO within those time lines.

The signature of the proposed joint venture for KOUASSI-DATEKRO Manganese Mine Company must be made within 45 days (say forty five days), from the date of this offer being accepted by Goldspan. Beyond this limit, the exclusivity of this offer to Goldspan will lapse.

Sincerely,

/s/ Georges Oswald
Georges Oswald, Director